EXECUTION VERSION

Dear Dr. Goldberg:

This letter confirms our agreement regarding your employment with Conmed Healthcare Management, Inc. (the "Company"). This letter agreement (the "Agreement") will be effective upon the closing (the "Closing" and the date of the Closing, the "Closing Date") and consummation of the transactions contemplated in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among the Company, Correct Care Solutions, LLC (“CCS”) and Hanover Merger Sub, Inc., a Delaware corporation (the "Transaction"). This letter amends and restates in its entirety the Employment Agreement between you, Conmed, Inc. and the Company dated November 4, 2008.

1.          Term. The initial term of your employment under this Agreement will be for a three-year period commencing on the Closing Date (the "Initial Term"). The term of employment will be automatically extended for an additional consecutive 12-month period (the "Extended Term") on the third anniversary and each subsequent anniversary thereafter, unless and until the Company or you provides written notice to the other party in accordance with Section 13 hereof not less than 90 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement ("Non-Renewal"), in which case the term of this Agreement will end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated in accordance with Section 5. Such Initial Term and all such Extended Terms are collectively referred to herein as the "Employment Period."

2.          Position and Duties. Effective upon the Closing and consummation of the Transaction, you will be employed, in accordance with the terms and conditions set forth herein, by the Company, on a full-time basis as its Chief Operating Officer of Conmed, and in such capacity you agree to perform all such duties as are required by your position and such other duties on behalf of the Company and its Affiliates as may reasonably be assigned to you from time to time by the Chief Executive Officer of CCS (“CEO”). You also agree that, while employed by the Company, you will devote all of your business time and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. So long as you are employed by the Company, you will not, without the prior written consent of the CEO, participate in any seminars, speaking engagements or trade association or consultation groups that may relate the Company's business or industry other than in connection with Company business.

3.          Compensation and Benefits. During the Employment Period, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a)          Base Salary. The Company will pay you a base salary at the rate of $408,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time as determined by the Board ("Base Salary").

(b)          Bonus Compensation. During your employment with the Company, you will be considered annually for a performance bonus, which will be subject to achieving targets set by the Board each year. Your performance bonus target for fiscal year 2012 will be $102,102.60 and will be pro rated to reflect nine months (i.e., you will be paid 75% of the total bonus). For each fiscal year after fiscal year 2012, your performance bonus will be uncapped, with a target of 20% of your Base Salary. Performance bonus awards will be determined by the Board, based on your performance and that of the Company against goals established annually by the Board after consultation with you. In addition, during your employment with the Company, you will receive an annual bonus of 10% of your then current Base Salary if 100% of customers of the Company (excluding any customer for whom the Company has elected not to renew their contract) and associated revenue as of the date of the closing of the Transactions are retained as of January 1 of the subject year. Notwithstanding the foregoing, you acknowledge that no bonus will be payable to the extent that the payment of any such bonus would or may be reasonably likely to cause a default (with or without the passage of time) under the credit facilities of the Company or any of its Affiliates, as determined by the Board in its reasonable judgment; provided, that such bonus will be paid as promptly as practicable after the Board determines that payment thereof would not be reasonably likely to cause such default. Except as provided in Section 5 below, in order to be eligible to earn an annual bonus for any fiscal year occurring during the Employment Period, you must be employed on the date payment of annual bonuses for that fiscal year is made to Company executives generally. Any bonus due hereunder will be payable during the calendar year that begins immediately following the calendar year for which the bonus was earned, as soon as reasonably practicable following the completion of the Company's audit for the calendar year for which the bonus was earned.

(c)          Participation in Employee Benefit Plans. During the Employment Period, you will be entitled to participate in all employee benefit plans from time to time in effect for similarly situated employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. You acknowledge that the Company in its sole discretion may modify or terminate any or all of its benefit plans at any time.

(d)          Vacations. During the Employment Period, you will be entitled to paid time off, including vacation, sick time and holidays observed by the Company, with total time off not less than 29 days. Vacation may be taken at such times and intervals as you will determine, subject to the business needs of the Company as reasonably determined by the Board, with credit or carry-forward of unused vacation time from one year to the next. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(e)          Business Expenses. During the Employment Period, the Company will pay or reimburse you for all reasonable out of pocket business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the CEO and to such reasonable substantiation and documentation as the CEO may specify from time to time; provided that (i) such payment or reimbursement must be made as promptly as practicable for the Company, but not later than the last day of the calendar year following the calendar year in which such business expenses were incurred, (ii) no such reimbursement or expenses eligible for reimbursement in any calendar year will in any way affect your right to reimbursement in any other calendar year, and (iii) your right to reimbursement will not be subject to liquidation in exchange for any other benefit. During the Employment Period, the Company will provide you with a car (of consistent make and model as that used by you on the date of this Agreement) for use in the performance of your services for the Company and will pay for or reimburse you for the reasonable cost of automotive insurance, maintenance on said car and gasoline for business use.

4.          Confidential Information and Restricted Activities.

(a)          Confidential Information. During the course of your employment with the Company prior to and after the Closing Date, you have learned and will continue to learn of Confidential Information, as defined below, and you may have developed and may continue to develop Confidential Information on behalf of the Company. In addition, you understand that the Company and its Affiliates will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company and its Affiliates' part to maintain the confidentiality of such information and to use it only for certain limited purposes. You will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and Third Party Information, and you agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information or Third Party Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You understand that this restriction will continue to apply after your employment terminates, regardless of the reason for such termination.

(b)          Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by you will be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

(c)          Non-Competition. You acknowledge that during the course of your employment with the Company prior to and after the Closing Date, (i) you have had and will continue to have access to trade secrets and other Confidential Information of the Company and its Affiliates, which, if disclosed (or used), would unfairly and inappropriately assist in competition against the Company or any of its Affiliates; (ii) the Company and its Affiliates have substantial, longstanding and near-permanent relationships with their customers and you have had and will continue to have access to these customers; and (iii) you have generated and will continue to generate goodwill for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates from unfair and inappropriate competition:

(i)          For the period beginning on the Closing Date and ending 24 months immediately following termination of your employment for any reason with the Company and its Affiliates (the "Restricted Period"), you will not, directly or indirectly, on behalf of any individual or entity other than the Company and its Affiliates, participate in any capacity (whether as an owner, employee, partner, independent contractor or otherwise, whether with or without compensation), directly or indirectly, in any business engaged in the provision of any medical, mental health or technology solutions services provided to correctional entities, or any services provided in any related health care industry that the Company and its Affiliates is providing or actively pursuing at the time of or prior to termination of your employment (other than your performance of medical services, care and treatment, evaluations and/or consultations to individuals or non-correctional agencies that provide services that encompass the specialties of Psychiatry and Forensic Psychiatry, regardless of where those services may be provided) (the "Restricted Activities"), in any geographic area in which the Company or any its Affiliates conducts the Restricted Activities, or is planning to conduct the Restricted Activities as of the date of such termination (the "Restricted Territory"); provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded company will not by itself be deemed to be a violation of this provision.

(ii)         During the Restricted Period, you will not directly or indirectly, and will not assist directly or indirectly any other Person to (A) solicit, hire or engage in any capacity any employee of the Company or any of its Affiliates (or any Person who was an employee of the Company or any of its Affiliates within six months of the date of your termination or the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company or any of its Affiliates to discontinue such employment (provided, that, so long as you are otherwise in compliance with this paragraph, you will not be prohibited from hiring any Person who is responding to a general solicitation of employment), (B) call on, solicit, induce, influence or encourage any customer of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them or (C) seek to persuade any customer (or any Person who was a customer of the Company and its Affiliates within 12 months of the date of your termination or within 12 months of the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates or otherwise provide services or products to such customers or prospective customers.

(d)          Inventions and Patents; Third Party Information. The results and proceeds of your services to the Company hereunder, including, without limitation, any works of authorship related to the Company resulting from your services during your employment with the Company and/or any of its Affiliates and any works in progress, will be works-made-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever. You will, from time to time, as may be requested by the Company and at the Company's expense, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services to the Company that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Section 4(d) is subject to, and will not be deemed to limit, restrict or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its Affiliates being your employer.

(e)          Defamation. During the Restricted Period, (i) you agree that you will not disparage or criticize the Company or its Affiliates, or their respective businesses, management, directors, business practices, or equity holders (the “Company Entities”) and that you will not otherwise do or say anything that could disrupt the good morale, or otherwise harm the interests or reputations, of the Company Entities and (ii) the Board and executive management team of the Company and CCS will not publicly disparage or criticize you.

(f)          Cooperation. You agree that, during the Employment Period, for one year thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) you will not knowingly communicate with anyone (other than your attorneys and tax and/or financial advisors and except to the extent you determine in good faith is necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its Affiliates, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company or the Company's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters you believe in good faith are related to such litigation or other proceeding, you will promptly so notify the Company's counsel. You agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment to the extent the Company pays all reasonable expenses (including attorneys’ fees) you incur in connection with such cooperation, including payment for lost wages or reimbursement for vacation time used and subject to your other professional and personal obligations.

(g)          Specific Performance. In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 4. You agree that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that these restraints are reasonable in respect to subject matter, length of time and geographic area, and that these restraints will not prevent you from obtaining other suitable employment during the period in which you are bound by the restraints. You agree that the Company’s and its Affiliates’ trade secrets and Confidential Information have continuing vitality throughout the Restricted Period, and that your knowledge would irreparably damage the Company and its Affiliates if you perform the Restricted Activities for any entity other than the Company and its Affiliates during the Restricted Period in the Restricted Territory. You agree that, before providing services, whether as an employee or consultant, to any entity during the Restricted Period, you will provide a copy of Section 4 of this Agreement to such entity. You agree that, notwithstanding the state of incorporation or principal office of the Company or any of its Affiliates, it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States and in each other country where the Company and its Affiliates operate the Business. You agree that the Company performs extensive business, has devoted significant resources to, and has substantial goodwill throughout, the Restricted Territory. You acknowledge that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates, that you have sufficient assets and skills to provide a livelihood while such covenants remain in force, that a breach of these covenants would cause the Company and its Affiliates irreparable harm, and that, as a result of the foregoing, in the event that you breach such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. You therefore agree that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by you of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security. You and the Company further agree that, in the event that any provision of this Section 4 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. You further covenant that you will not challenge the reasonableness of any of the covenants set forth in this Section 4. It is also agreed that each of the Company's Affiliates will have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 4.

(h)          Other Remedies. Notwithstanding anything to the contrary set forth in this Agreement, and in addition to any other rights or remedies the Company may have or may have exercised, in the event that you materially breach and fail to cure within five business days any provision of this Section 4 or otherwise perform Restricted Activities during the Restricted Period (a "Fundamental Breach"): (i) all of your profits interests (whether held by you or one or more transferees) will automatically terminate and be forfeited by you and cancelled by the Company or CCS Group Holdings, LLC, as applicable and (ii) you will no longer be entitled to any payments from the Company or its Affiliates in respect of your profits interests.

(i)          Business Opportunities. You agree that, for the duration of your employment with the Company and as part of your duties as an employee of the Company, you will submit to the Board all business, commercial and investment opportunities presented to you or of which you become aware which relate to the business of the Company and its subsidiaries, and unless approved by the Board in writing, you will not pursue, directly or indirectly, any such opportunities on your own behalf.

5.          Termination of Employment. Your employment under this Agreement and the Employment Period may only be terminated as set forth in this Section 5.

(a)          Termination for Cause or Resignation for Good Reason.

(i)          Cause. The Company may terminate the Employment Period and your employment with or without Cause. The following, as determined by the Board in its reasonable judgment, will constitute "Cause" for termination: (A) willful failure to perform other than by reason of disability, or gross negligence in the performance of, duties to the Company or any of its Affiliates, or willful refusal or failure to follow or carry out any reasonable direction of the Board, which failure, neglect or refusal, if susceptible to cure, remains uncured or continues or recurs after 10 business days written notice specifying in reasonable detail the nature of such failure, neglect or refusal; (B) material breach of any material provision in any agreement with the Company or any of its Affiliates and the continuation or recurrence of such breach for a period of 10 days after written notice to you describing such breach and providing a request for reasonable cure or other appropriate corrective action; (C) engagement in theft, embezzlement, fraud, dishonesty or misappropriation of any of the Company's property; or (D) being convicted of, pleading guilty or no contest to (or otherwise admitting guilt to) or being formally charged with the commission of a felony or other crime involving dishonesty or moral turpitude (excluding any motoring offense for which a non-custodial sentence is received).

(ii)         Good Reason. You may terminate the Employment Period and your employment with the Company during the Employment Period only with Good Reason (so long as circumstances constituting Cause do not exist). Any of the following will constitute "Good Reason" for termination: (A) a material diminution of your aggregate Base Salary and bonus opportunity; (B) a material diminution of your authority, duties or responsibilities other than any such authorities, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short term; or (C) a material change in the geographic location at which you must perform services of at least 50 miles or more from your principal office location on the date of this Agreement; provided, however, no condition enumerated in the preceding will be deemed to be Good Reason unless within 90 days of the initial existence of such condition, you will have given the Company written notice thereof specifically describing the condition giving rise to Good Reason and allowing the Company a period of 30 days from the date of receipt of the notice to remedy such condition; and provided further, however, in no event will a condition give rise to Good Reason hereunder unless, within 60 days after the initial existence of said condition, you will have actually terminated your employment with the Company by giving written notice of resignation for failure of the Company to remedy such condition.

 (iii)        Payments in the Event of Termination without Cause or Good Reason. If, during the Employment Period, you are terminated by the Company without Cause in accordance with Section 5(a)(i), you terminate your employment for Good Reason (so long as circumstances constituting Cause do not exist) in accordance with Section 5(a)(ii), or the Company provides written notice of its election not to renew the term of this Agreement under Section 1, you will be entitled to (A) the Accrued Obligations; (B) a cash payment equal to your then current annual Base Salary, payable in equal monthly installments over the 24 month period following your termination, and payable in accordance with the normal payroll practices of the Company as in effect on the date of termination; (C) payment in accordance with the provisions of Section 3(b) of any bonus that would have been payable (but has not been paid) in respect of a prior year had your employment not terminated; and (D) any bonus compensation entitlement for the year in which such termination occurred (prorated for the number of months of employment for the fiscal year in question and paid at the same time as the annual bonus for all other employees). All payments pursuant to this Section 5(a)(iii) are contingent upon your execution and non-revocation (and the expiration of any period of revocation) of a general release of claims in favor of the Company in form attached hereto as Exhibit A.

(iv)        Once the release required by Section 5(c)(iii) is executed and delivered, then the following will apply to the payments required under this Section 5:

(A) Any such cash payment to be provided that is not nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, will commence or be made upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).

(B) Any such cash payment to be provided that is nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, will commence or be made upon the sixtieth (60th) day following your termination of employment.

The first cash payment made pursuant to this Section 5(a)(iv), if any, will include payment of all amounts that otherwise would have been due prior to the Release Effective Date under Section 5 had such payments commenced immediately upon your termination of employment; and any payments made thereafter will continue as otherwise provided herein.

(b)          Termination by Death or Disability. Your employment will automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement notwithstanding the provision of any reasonable accommodation, the Company will continue to pay your Base Salary (upon exhaustion of any available sick time and if you are not then eligible for short term or long term disability benefits) in accordance with normal payroll practices of the Company and will continue to provide you benefits in accordance with Section 3(c) above, to the extent permitted by plan terms, for up to ninety days of disability during any period of 365 consecutive calendar days. If you are unable to return to work after 90 days of disability, the Company may terminate your employment, upon notice to you. If any question will arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you will, at the Company's request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination will for the purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company's determination of the issue will be binding on you. In the event of termination of your employment by reason of death or disability in accordance of this Section 5(b), the Company (i) will pay you the Accrued Obligations; (ii) will pay in accordance with the provisions of Section 3(b) any bonus that would have been payable in respect of a prior year had your employment not terminated; (iii) any bonus compensation entitlement for the year in which such termination occurred (prorated for the number of months of employment for the fiscal year in question and paid at the same time as the annual bonus for all other employees); and (iv) will have no obligation to you for severance or any other payments.

(c)          All Other Methods of Termination. In the event of termination of your employment by the Company for Cause or by you without Good Reason or in circumstances where Cause exists (or any other manner of termination of your employment not in accordance with Sections 5(a)(i), 5(a)(ii) or 5(b) above), the Company (i) will pay you any Base Salary earned but not paid through the date of termination in accordance with normal payroll practices of the Company and (ii) will have no obligation to you for bonus, severance or any other payments.

(d)          Full Discharge of Company Obligations. The amounts payable to you pursuant to this Section 5 following termination of the Employment Period or upon any actual or constructive termination of your employment will be in full and complete satisfaction of your rights and any other claims you may have in respect of your employment by the Company or any Affiliate, and you acknowledge that such amounts are fair and reasonable, and your sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of your employment hereunder.

6.          Matters Related to Termination.

(a)          Benefit Plan Termination. Except for any right you may have under the federal law known as "COBRA" (or any similar applicable state law) to continue participation in the Company's group health and dental plans at your cost, benefits will terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of Base Salary or other payment to you following termination.

(b)          Survival. Provisions of this Agreement will survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 4 of this Agreement. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other will cease, except as otherwise expressly provided in this Agreement.

(c)          Other Resignations. Upon any termination of your employment for any reason, you will also automatically resign, and will automatically be deemed to have resigned, from all positions with the Company and its Affiliates, including your position, if any, as a member of the Board.

7.           Definitions. For purposes of this Agreement, the following definitions will apply:

"Accrued Obligations" means (i) any Base Salary earned but not paid through the date of termination; (ii) any compensation deferred by you prior to your termination of employment and not paid by the Company (all of which will be paid in accordance with the terms of and at the time provided in the underlying deferral arrangement); (iii) any amounts or benefits owing to you under the then applicable benefit plans of the Company; and (iv) any amounts owing to you for reimbursement of expenses properly incurred by you prior to the date of termination and which are reimbursable in accordance with Section 3(e).

"Affiliates" means all business entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise; provided, that “Affiliates” shall not include any business entities that are not direct or indirect subsidiaries of CCS Group Holdings, LLC.

"Board" means the board of directors of the Company.

"Confidential Information" means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes, without limitation, the information, observations and data obtained by you during the Employment Period concerning the Business and affairs of the Company and its Affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ business or industry of which you become aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including without limitation plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

"Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate to either (1) the products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, or to the services provided or planned by the Company or any of its Affiliates, during your employment, or (2) any prospective activity of the Company or any of its Affiliates, or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

"Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance issued thereunder.

8.          Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties will be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or your employment by the Company or any Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a "Proceeding"), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding will be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and will be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or your employment by the Company or any Company Affiliate, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 13; and (e) agrees that nothing in this Agreement will affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. The party prevailing in any action arising out of or related to an alleged breach of this Agreement shall be entitled to recover its costs, including reasonable attorneys’ fees, incurred in connection with such dispute.

9.          Withholding. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law. In the event the Company does not make such deductions or withholdings, you agree to indemnify and hold harmless the Company for any amounts paid with respect to any such taxes.

10.         Assignment. This Agreement will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and assigns. You may not assign this Agreement without the prior written consent of the Company.

11.         Miscellaneous.

(a)          This Agreement sets forth your entire agreement with the Company and its Affiliates and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof including the Employment Agreement between you, Conmed, Inc. and the Company dated November 4, 2008. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

(b)          In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

(c)          Notwithstanding any other payment schedule provided herein, if you are identified on the date of termination as a “specified employee”, then any payment that is considered nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and payable on account of a “separation from service,” will be made on the date that is the earlier of (A) the expiration of the six (6)-month period beginning on the date of your “separation from service”, and (B) your death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to you in a lump sum, and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, “separation from service” (and all correlative terms) shall mean a “separation from service” as defined in Treasury Regulations section 1.409A-1(h), and the term "specified employee" shall mean an individual determined by the Company to be a specified employee under Treasury Regulation section 1.409A-1(i).

(d)          For purposes of Section 409A, your right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(e)          Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Company.

(f)          Notwithstanding any other provision in this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A be subject to offset by any other agreement unless otherwise permitted by Section 409A.

(g)          Any Accrued Obligations payable under this Agreement (other than the payment of any nonqualified deferred compensation subject to Section 409A or amounts payable under any other applicable benefit plan of the Company, which shall be paid in accordance with the terms of and at the time provided in the underlying deferral arrangement or such other applicable benefit plan) will be paid promptly following termination of employment in accordance with applicable law, but in no event later than sixty (60) days following termination of employment.

(h)          You acknowledge and agree that your only right of recourse in respect of the enforcement of amounts, liabilities or obligations under, pursuant to or in connection with this Agreement shall be against the Company, and that you shall have no right of recourse or cause of action in respect of such matters against any other party, including without limitation any direct or indirect affiliate, director, officer, owner, employee or representative of the Company.

12.         Severability. If any provision of this Agreement is illegal, invalid or unenforceable for any reason whatsoever, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement with the remaining provisions of this Agreement remaining in full force and effect and unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Further, in lieu of such illegal, invalid or unenforceable provision, there will be automatically included, as part of this Agreement and to the extent allowed by controlling law, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable. In the event any controlling law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid a valid provision, such provision will be considered to be valid from the date provided in such interpretation or amendment or, in the event the interpretation or amendment does not otherwise provide, from the effective date of such interpretation or amendment.

13.         Notices. Any notices provided for in this agreement will be in writing and will be effective immediately when delivered in person or three days after such notice is deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention Chairman of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.

14.         Effective Date. This Agreement will take effect as a binding agreement between you and the Company as of the date hereof on the terms and conditions set forth herein, and that the Company has entered into the Merger Agreement in reliance of such binding commitment.

15.         Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement.

* * * * *

If the foregoing is acceptable to you, please sign this letter in the space provided below. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis, and subject to the conditions, set forth above. The enclosed copy is for your records.

Sincerely yours,

CONMED HEALTHCARE MANAGEMENT, INC.

By:	/s/ Richard W. Turner
Name:	Richard W. Turner

Accepted and Agreed:

/s/ Stephen B. Goldberg
Dr. Stephen Goldberg

Date:	7/16/2012

[Signature Page to Employment Letter]

Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF certain benefits to be provided to me pursuant to the letter agreement between me Conmed Healthcare Management, Inc. (the “Company”) to which this Exhibit A is attached, which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, controlling shareholders and/or investors (including Audax Management Company, LLC, Audax Private Equity Fund III, L.P., Frazier Management, LLC, Frazier Healthcare VI, L.P. and their respective affiliates), employees, agents, employee benefit plans, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, both individually and in their official capacities (collectively, the “Releasees”), from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by any of the Releasees or otherwise had a relationship with any of them or any of their subsidiaries or other affiliates), each as amended from time to time.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [21][45]1 days from the date I receive this Release of Claims. I also acknowledge that I am advised by the Releasees to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

1 To be determined by the Company at the time of termination in accordance with applicable legal requirements.

[Exhibit A to Employment Letter]

 I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, whether express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the [Company’s designee]2 and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

(Remainder of page intentionally left blank.)

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: _____________________________________________

Name (please print): ____________________________________

Date Signed: ___________________________________________

2 To be designated by the Company at the time of termination.

[Exhibit A to Employment Letter]